Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record First Quarter 2016 Results

Strategic Initiatives Success Contributes to 26.6% Increase in Adjusted EBITDA

Diluted Earnings Per Share Grows 383% to First Quarter Record $0.29

LEAWOOD, KANSAS - (April 29, 2016) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the first quarter ended March 31, 2016.

Highlights for the first quarter 2016 include the following:

•                  Total revenues were a first quarter record $766.0 million compared to total revenues of $653.1 million for the three months ended March 31, 2015.

•                  Admissions revenues were a first quarter record $482.6 million compared to $418.7 million for the same period a year ago. Average ticket price was also a first quarter record $9.42 compared to $9.35 for the same period a year ago.

•                  Food and beverage revenues were a first quarter record $244.2 million, compared to $200.5 million for the quarter ended March 31, 2015. Food and beverage revenues per patron increased 6.3% to $4.76, representing the highest in the history of the Company.

•                  Adjusted EBITDA(1) increased 26.6% to a first quarter record $146.5 million compared to $115.7 million for the three months ended March 31, 2015.  Adjusted EBITDA Margin (1) for the first quarter was 19.1% compared to 17.7%, for the same period a year ago.

•                  Included in Adjusted EBITDA last year, for the three months ended March 31, 2015, was an $18.1 million one-time gain related to the termination of a post-retirement health benefit plan. The gain was recorded as a reduction of general and administrative: other expense, and did not recur in 2016.  Excluding the benefit of the $18.1 million gain, first quarter 2015 Adjusted EBITDA and Adjusted EBITDA Margin would have been approximately $97.6 million and 14.9% respectively.  Excluding this one-time gain, Adjusted EBITDA growth, year-over-year for the first quarter of 2016, showed an improvement of 50.1%, and Adjusted EBITDA Margin improved 420 basis points to 19.1% from 14.9%.

•                  Net earnings grew 360.9% to $28.3 million and diluted earnings per share (“diluted EPS”) grew 383.3% to a first quarter record $0.29 compared to the three months ended March 31, 2015.

•                  During the first quarter 2016, AMC recorded a $3.0 million gain, or approximately $0.02 per diluted share, on the sale of Real D to Rizvi Traverse Management LLC. Excluding the benefit of this gain and excluding the benefit from the one-time $18.1 million gain related to the termination of a post-retirement health benefit plan in the prior year’s first quarter, adjusted diluted EPS(1) for the three months ended March 31, 2016, was earnings of $0.27 per diluted share compared to a loss of ($0.05) per diluted share for the first quarter ended March 31, 2015.

•                  Free Cash Flow(1) for the quarter ended March 31, 2016, increased approximately $52.9 million, or 276.1% to $72.1 million.

•                  As previously announced on March 3, 2016, AMC entered into a definitive agreement to acquire all of the outstanding shares of Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”) for $30.00 per share in cash. The transaction is valued at approximately $1.1 billion, including the assumption of Carmike net indebtedness. The transaction is expected to result in free cash flow per share accretion for AMC, exclusive of one-time transaction-related charges, in 2017 and beyond, and is expected to produce annual cost synergies of approximately $35 million.  The transaction is expected to be completed by the end of 2016, subject to customary closing conditions, including regulatory approval and approval by Carmike’s shareholders.

“AMC is off to a great start in 2016. Our relentless pursuit of innovation and delivering the best possible movie-going experience for our guests, together with the December 2015 acquisition of Starplex Cinemas, generated record first-quarter results at AMC. We are pleased to report record attendance, record revenue, record adjusted EBITDA, record diluted EPS and record free cash flow,” said Adam Aron, AMC Chief Executive Officer and President. “We fundamentally believe that we will continue to succeed by serving our guests with the very best amenities that theatrical exhibition can offer.  We also plan on continuing to leverage our marketing and technology prowess to further enhance loyalty to AMC, from both our current and potential guests.  The recently completed Starplex acquisition and the anticipated consummation of the announced purchase of Carmike Cinemas should further serve to significantly accelerate the pace of our growth. AMC is well down a path to drive higher attendance and revenues, all the while managing our costs intelligently. As a result, we see tremendous opportunity ahead for AMC to continue in delivering value to our shareholders, both today and well into the future.”

(1)         (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC’s executive vice president and chief financial officer, is available at http://investor.amctheatres.com

Dividend

On February 25, 2016, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended December 31, 2015, which was paid on March 21, 2016, to shareholders of record as of March 7, 2016. The total dividends paid in the first quarter of 2016 were approximately $19.8 million.

On April 27, 2016, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2016, which is payable on June 20, 2016, to shareholders of record on June 6, 2016.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CT/8:30 a.m. ET on Friday, April 29, 2016. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 385 locations and 5,380 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com .  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.    These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and other facts include, but are not limited to, with respect to our pending Carmike acquisition, our ability to satisfy closing conditions in the anticipated time frame or at all, obtaining regulatory approval, including the risk that any approval may be on terms or subject to conditions that are not anticipated; obtaining Carmike stockholders approval;  the possibility that the Carmike acquisition does not close, including in circumstances in which we would be obligated to pay Carmike a termination fee or other damage or expenses;  our ability to finance the proposed Carmike acquisition on acceptable terms; responses of activist stockholders to the proposed Carmike transaction; our ability to realize expected benefits and synergies from the proposed Carmike acquisition; execution risks related to the proposed Carmike acquisition; litigation and/or regulatory actions related to the proposed Carmike transaction; our significant indebtedness, including the indebtedness incurred to acquire Carmike; execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; failures, unavailability or security breaches of our information systems; and other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates, changes in tax laws, regulations, rates and policies.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 8, 2016, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 3/31/16 and 3/31/15

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Revenues
Admissions	$482,574	$418,694
Food and beverage	244,152	200,524
Other theatre	39,291	33,906

Total revenues	766,017	653,124

Operating costs and expenses
Film exhibition costs	262,354	223,088
Food and beverage costs	33,965	28,508
Operating expense	202,313	187,258
Rent	124,584	117,921
General and administrative:
Merger, acquisition and transaction costs	4,604	1,578
Other	18,516	4,941
Depreciation and amortization	60,430	57,777

Operating costs and expenses	706,766	621,071

Operating income	59,251	32,053
Other expense (income):
Other expense	26	—
Interest expense:
Corporate borrowings	24,867	26,079
Capital and financing lease obligations	2,195	2,373
Equity in earnings of non-consolidated entities	(4,264)	(1,324)
Investment income	(9,954)	(5,143)

Total other expense	12,870	21,985

Earnings before income taxes	46,381	10,068
Income tax provision	18,090	3,930

Net Earnings	$28,291	$6,138

Diluted earnings per share	$0.29	$0.06

Adjusted diluted earnings (loss) per share (1)	$0.27	$(0.05)

Average shares outstanding diluted	98,207	97,919

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of March 31, 2016	As of December 31, 2015
Cash and equivalents	$107,927	$211,250
Corporate borrowings	1,861,355	1,912,793
Other long-term liabilities	484,668	462,626
Capital and financing lease obligations	99,788	101,864
Stockholders’ equity	1,546,254	1,538,703
Total assets	4,931,071	5,088,317

Other Data:

(in thousands, except operating data)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Net cash provided by operating activities	22,871	21,563
Capital expenditures	(57,657)	(69,590)
Screen additions	12	—
Screen acquisitions	—	8
Screen dispositions	38	—
Construction openings (closures), net	(20)	4
Average screens-continuing operations	5,313	4,884
Number of screens operated	5,380	4,959
Number of theatres operated	385	345
Screens per theatre	14.0	14.4
Attendance (in thousands)	51,245	44,758

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings (Loss) Per Share:

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended March 31,
	2016	2015

Net Earnings:	$28,291	$6,138
Net periodic benefit credit related to the termination of post-retirement plan, net of related tax effects	—	(11,052)
Gain on sale Real D, net of related tax effects	(1,835)	—
Net Earnings (Loss), excluding benefit related to termination of post-retirement plan and gain on sale of RealD, net of related tax effects	$26,456	$(4,914)

Average shares outstanding, diluted	98,207	97,919

Adjusted diluted earnings (loss) per share (1)	$0.27	$(0.05)
Diluted Earnings per share	$0.29	$0.06

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Net Earnings	$28,291	$6,138
Plus:
Income tax provision	18,090	3,930
Interest expense	27,062	28,452
Depreciation and amortization	60,430	57,777
Certain operating expenses (3)	3,402	4,064
Equity in earnings of non-consolidated entities	(4,264)	(1,324)
Cash distributions from non-consolidated entities	17,681	14,486
Investment income	(9,954)	(5,143)
Other expense	26	—
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	4,604	1,578
Stock-based compensation expense (4)	1,087	5,739
Adjusted EBITDA (2)	$146,455	$115,697
Adjusted EBITDA Margin (5)	19.1%	17.7%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015

Net cash provided by operating activities	$22,871	$21,563
Plus:
Equity in earnings from equity method investees	(10,463)	(9,134)
Deferred rent (excluding digital equipment rent)	7,011	5,442
Net periodic benefit (cost) credit	(199)	17,917
Change in working capital, accruals and other	108,593	50,150
General and administrative expense: merger, acquisition and transaction costs	4,604	1,578
Investment Income	(9,954)	(5,143)
Capital expenditures (excluding change in construction payables)	(46,111)	(59,384)
Principal payments under Term Loan	(2,202)	(1,938)
Principal payments under capital and financing lease obligations	(2,076)	(1,886)
Free Cash Flow (6)	$72,074	$19,165

Reconciliation of Adjusted EBITDA to Free Cash Flow:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Adjusted EBITDA (2)	$146,455	$115,697
Minus:
Cash distributions from non-consolidated entities	17,681	14,486
Income taxes, net	806	505
Cash interest expense	25,814	29,324
Capital expenditures (excluding change in construction payables)	46,111	59,384
Landlord contributions	(20,309)	(10,991)
Principal payments under Term Loan	2,202	1,938
Principal payments under capital and financing lease obligations	2,076	1,886
Free Cash Flow (6)	$72,074	$19,165

(1)         We have included adjusted diluted earnings (loss) per share, which is diluted earnings per share excluding the gain on sale of our investments in Real D net of related tax effects in the current quarter, and a non-recurring postretirement net periodic benefit credit, net of related tax effects in the prior quarter because we believe it provides investors with a useful industry comparative and they are financial measures used by management to assess our performance.

(2)         We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us;  and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(3)         Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(4)         Non-cash expense included in General and Administrative: Other

(5)         We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

(6)         Free Cash Flow is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We define free cash flow as adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations.  This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. We have included Free Cash Flow as we believe it provides a useful measure of cash flows generated by our operations, and because it is used by management to assess the liquidity of our Company.

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